[SCIOS LOGO]

                                   SCIOS INC.
                              820 WEST MAUDE AVENUE
                               SUNNYVALE, CA 94086

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                          SUPPLEMENT TO PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 28, 2000

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GENERAL

         Scios Inc., a Delaware corporation (the "Company"), hereby supplements its proxy statement dated January 20, 2000 (the "Scios Proxy Statement") for its Annual Meeting of Stockholders to be held at the Company's office located at 749 North Mary Avenue, Sunnyvale, California 94086 at 9:00 a.m. on February 28, 2000 and any adjournment or postponement of the annual meeting.

         Enclosed with this Supplement is a new GOLD proxy card for use by stockholders in voting their shares of Common Stock at the annual meeting.

         AS INDICATED BELOW, UNDER A RECENTLY-SIGNED SETTLEMENT AGREEMENT THE BOARD OF DIRECTORS HAS ADDED MR. RANDAL J. KIRK AS A BOARD NOMINEE FOR ELECTION AT THE ANNUAL MEETING AND IT IS IMPORTANT THAT STOCKHOLDERS COMPLETE AND RETURN THE ENCLOSED NEW GOLD PROXY CARD TO ENSURE THAT THEIR SHARES ARE VOTED AS TO ALL EIGHT NOMINEES.

         Neither the February 28, 2000 date of the annual meeting, nor the January 11, 2000 record date for determining stockholders entitled to vote at the annual meeting, have changed.

         Capitalized terms used but not defined in this Supplement have the meanings given to them in the Scios Proxy Statement.

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SETTLEMENT  AGREEMENT;  TERMINATION OF PROXY CONTEST;  ADDITION OF MR. KIRK AS A
BOARD NOMINEE

         On January 31, 2000, the Company and the Kirk Group entered into a Settlement Agreement (the "Settlement Agreement") which ended the proxy contest between the parties relating to the election of directors at the annual meeting. Among other things, the Settlement Agreement provides for Mr. Kirk to be added to the Board's slate of nominees for election to the Board at the annual meeting (see "PROPOSAL NO. 1 - Election of Directors" below).

         THE COMPANY HAS FILED THE SETTLEMENT AGREEMENT AS AN EXHIBIT TO A CURRENT REPORT ON FORM 8-K DATED FEBRUARY 1, 2000. THE FOLLOWING SUMMARY OF THE SETTLEMENT AGREEMENT IS QUALIFIED BY THE FULL TEXT OF THAT DOCUMENT.

         Under the Settlement Agreement, Mr. Kirk has been added to the Board's slate of nominees for election to a one-year term at this year's annual meeting, increasing the total number of Board nominees to eight (including the seven existing nominees of the Board, who are all current members of the Board). The Board has agreed to recommend the election of all eight nominees. The Kirk Group has withdrawn its nomination of Mr. Kirk and six other Board candidates and has agreed to discontinue all efforts (direct and indirect) to solicit votes for its nominees or otherwise to pursue the nomination.

         The Settlement Agreement provides that the Kirk Group will vote its Company shares in favor of the Board's nominees and against the removal of any director, and not pursue any unsolicited acquisition attempts or engage in any proxy contest, for a specified period (the "Term"). The length of the Term will depend on whether Mr. Kirk is elected at this year's annual meeting and, if he is, on whether the Board chooses to re-nominate him for next year's annual meeting. If Mr. Kirk is not elected at this year's annual meeting, the Term will expire at the conclusion of that meeting. If he is elected at that meeting, the Term will expire at the earliest to occur of:

          o Mr. Kirk's resignation from the Board within 15 days of the Board deciding, at a meeting required to be held no later than 90 days before next year's annual meeting, that he will not be re-nominated at that meeting, in which event the provisions of the Company's Bylaws requiring advance notice to be given, by a specified date, of a stockholder's intention to nominate directors, or propose other business, at an annual meeting of stockholders (the "Advance Notice Bylaws") will be waived to the extent necessary to permit any or all of the members of the Kirk Group (but no other person) to nominate one or more of their own candidates for election to the Board at next year's annual meeting;

          o the conclusion of next year's annual meeting if Mr. Kirk is re-nominated for election at that meeting but is not elected; or

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          o    the later of (i) the 30th day prior to the  deadline  established by the Advance Notice Bylaws for nominations of candidates for election to the Board at the 2002 annual meeting or (ii) the date of Mr. Kirk's resignation from the Board, but in no event beyond the conclusion of that meeting.

         In addition, during the Term (or until Mr. Kirk resigns from the Board before the end of the Term, if he is elected), the Kirk Group:

          o must vote all of its Company shares on all matters other than the election or removal of directors either (as it chooses in its sole discretion) in accordance with the recommendation of a majority of the Board or in the same proportion as shares held by the other stockholders are voted;

          o may not increase its aggregate ownership of Company shares above 7.2% and must effect all purchases in compliance with all then-applicable Company policies regarding compliance with the federal securities laws and transactions in Company voting securities by members of the Board and their affiliates (the "Company Policies"); and

          o must give the Company prior notice if it intends to dispose of any of its Company shares (except that open-market sales of less than 1%, in the aggregate, in any 90-day period are not subject to this notice requirement) and must effect all sales in compliance with the Company Policies.

         The Settlement Agreement contains certain other provisions, including restrictions on public announcements, mutual releases of claims in connection with the proxy contest and related covenants not to sue, certain representations and warranties, and the Company's agreement to reimburse 50% of certain of the Kirk Group's actual documented out-of-pocket costs in connection with the proxy contest. In addition, the Company has agreed that, without Mr. Kirk's prior consent (not to be unreasonably withheld), it will not change the date of this year's annual meeting, hold next year's annual meeting later than June 1, 2001, or amend the Advance Notice Bylaws during the Term.

         The Settlement Agreement permits Mr. Kirk to exercise his rights, and fulfill his obligations, as a member of the Board while he is serving on it, and to make confidential proposals to the Board, without violating any of the provisions summarized above.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

        The Company refers you to the section of the Scios Proxy Statement captioned "PROPOSAL NO. 1 - Election Of Directors" for information about the seven current members of the Board who have previously been nominated by the Board for re-election at the annual meeting.

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

         In view of Mr. Kirk's addition as an eighth nominee, and pursuant to the procedure set forth in the Company's Certificate of Incorporation, the number of directors (which had been reduced to seven to reflect the longstanding retirement plans of one of the current Directors) has been changed back to eight and a Board of eight (8) Directors will be elected at the annual meeting. The term of office of each person so elected as a Director will continue until the next annual meeting or until a successor has been elected.

         Unless otherwise instructed, the proxy holders will vote the new GOLD proxy cards received by them for the eight nominees. HOWEVER, IF A STOCKHOLDER DOES NOT RETURN THE ENCLOSED NEW GOLD PROXY CARD (WHICH CONTAINS THE NAMES OF ALL EIGHT NOMINEES, INCLUDING MR. KIRK), THAT STOCKHOLDER'S SHARES CANNOT BE COUNTED IN THE ELECTION OF MR. KIRK BUT ONLY IN THE ELECTION OF THE OTHER SEVEN NOMINEES, WHETHER OR NOT THE STOCKHOLDER PREVIOUSLY RETURNED A WHITE PROXY CARD TO THE KIRK GROUP. THE WHITE PROXY CARD IS NO LONGER VALID FOR USE AT THE ANNUAL MEETING.

         The candidates receiving a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote will be elected. Each person nominated for election, (including Mr. Kirk) has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

         Under the Advance Notice Bylaws, the deadline for nominating candidates for election to the Board, or submitting other business, at the annual meeting has passed. Accordingly, and because the Kirk Group has withdrawn its nomination of its candidates for election to the Board, under the Advance Notice Bylaws only the Board's eight nominees may be nominated for election at the annual meeting. Since the Kirk Group has agreed to vote its shares in favor of all eight nominees, and in light of the fact that a plurality of the votes cast for each nominee will elect that nominee providing a quorum is present (which requires the presence, in person or by proxy, of a majority of the shares outstanding on the record date), all eight nominees are expected to be elected.

         The following information has been provided by Mr. Kirk for inclusion in this Supplement with respect to his candidacy for election as a Board nominee.

         "Mr. Kirk's full name is Randal J. Kirk. He is 45 years of age. He beneficially owns 2,000,000 shares of Common Stock, or approximately 5.2% of the outstanding Common Stock (see note (4) to the table appearing in the Scios Proxy Statement under the caption "SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS"). He has served as the Managing Director of Third Security, LLC (an investment banking firm) since 1999. In addition, he currently serves in the following capacities: Chairman of Lotus Biochemical Corporation (a pharmaceutical company) since 1996; Manager of New River Management Company, L.L.C. (an investment holding company) since 1996; Chairman of BCCX, Inc. (a clinical laboratory management company) since

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         1998; Chairman of SFR, LLC (a real estate investment company) since
         1998; Chairman of Clinical Chemistry Holdings, Inc. (a diagnostic instrumentation and supplies company) since 1999; Chairman of Biopop Integration Group, Inc. (a systems integration company) since 1999; and Manager of Zhong Mei, LLC (an investment holding company) since 1999. Previously, he served as Chairman of General Injectables & Vaccines, Inc. (a pharmaceutical distributor) between 1994 and 1998 and as Chairman and Chief Executive Officer of Biological & Popular Culture, Inc. (a holding company) between 1996 and 1998."



THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ENCLOSED NEW GOLD PROXY CARD IN THE ACCOMPANYING ENVELOPE (WHICH IS POSTAGE PRE-PAID IF MAILED IN THE UNITED STATES). STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.



                                    By Order of the Board of Directors

                                    JOHN H. NEWMAN
                                    Secretary

February 1, 2000

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